Exhibit 21

Subsidiaries

US Subsidiaries:	Status

BioPro Corp.	Dormant

BioAegean Corp.	Dormant

Core BioTech Corp.	Dormant

Foreign Subsidiaries:

Hemispherx Biopharma Europe N.V./S.A. (Belgium)